Exhibit 99.1

Dipexium Pharmaceuticals Reports 2014 Financial Results

-Management to Host Conference Call Today, March 24, 2015 at 8:30 a.m. ET-

NEW YORK, March 24, 2015 /PRNewswire/ — Dipexium Pharmaceuticals, Inc. (Nasdaq: DPRX), a late-stage pharmaceutical company focused on the development and commercialization of Locilex® (pexiganan cream 0.8%), a novel, broad spectrum, topical antibiotic peptide, today announced operational, clinical and financial results for the year ended December 31, 2014.

“We experienced a strong period of growth in 2014 in all areas of our business including the completion of our initial public offering in March 2014, when we raised a total of $38 million in gross proceeds,” said David P. Luci, President and CEO of Dipexium Pharmaceuticals. “This additional capital enabled us to expand our team, initiate OneStep-1 and OneStep-2, our pivotal Phase 3 clinical trials for Locilex in mild infections of diabetic foot ulcers (Mild DFI), and complete DPX-110 and DPX-120, our two Phase 1 clinical trials.”

Mr. Luci continued, “We have advanced the development of our CMC program by completing production of the required registration batches of drug supply to support our four clinical studies and the planned submission of our NDA. We also have initiated Locilex regulatory activities in the EU and commenced pilot work on an intravenous formulation of pexiganan, the active pharmaceutical ingredient in Locilex. We are pleased with Dipexium’s achievements in 2014 and look forward to building on this momentum throughout 2015.”

Clinical Program Updates

•                  OneStep-1 and OneStep-2 Pivotal Phase 3 Clinical Trials

•                  As reported in February 2015, our pivotal Phase 3 clinical trials, OneStep-1 and OneStep-2, have passed the 25% enrollment mark. These trials target enrollment of 180 patients per trial, for a total of 360 patients. The OneStep clinical trials are structured to establish the clinical superiority and safety of topical Locilex® plus standard local wound care as compared to placebo cream plus standard local wound care, in the treatment of Mild DFI.

•                  DPX-110

•                  Phase 1 Skin Irritation clinical trial completed in Q2 2014 with top-line data reported in July 2014.

•                  DPX-120

•                  Phase 1 Skin Sensitization clinical trial completed in Q4 2014, with top-line data reported in February 2015.

As previously reported, management believes that cumulative data from DPX-110 and DPX-120 support the anticipated favorable tolerability profile of Locilex.

Microbiology Update

Last month, Dipexium submitted two microbiological study updates to the U.S. Food and Drug Administration (FDA). One of these study updates demonstrated the potent activity of pexiganan, the active pharmaceutical ingredient in Locilex®, against contemporary gram positive and gram negative bacteria found in diabetic foot infections as well as other skin and skin structure infections, including those that are resistant to many currently available antimicrobials. These data were presented in a poster at the ICAAC (Interscience Conference of Antimicrobial Agents and Chemotherapy) Meeting in September 2014 and published in the March 2015 edition of Antimicrobial Agents and Chemotherapy.

The second microbiology submitted study update demonstrated that pexiganan was highly active against a broad spectrum of bacteria resistant to currently marketed or investigational topical antibiotics. The Company intends to submit these data for publication in a peer reviewed scientific journal later this year.

Chemistry, Manufacturing and Controls (CMC) Update

The Company continues to advance its CMC efforts. The three FDA required cGMP (current Good Manufacturing Practice) commercial scale batches of Locilex® have been manufactured to support Dipexium’s planned NDA submission.

European Regulatory Strategy Initiated

The Company launched a European development and regulatory strategy initiative for Locilex® in the second half of 2014 and attended a preliminary meeting with the European Medicines Agency (EMA) in February 2015.  The Company is seeking European regulatory guidance and anticipates it will be in position to provide additional guidance in the second quarter of 2015.

Intravenous Formulation Studies Initiated

The Company has initiated pilot pre-clinical studies to explore an intravenous (I.V.) formulation of pexiganan and anticipates having more to report on the I.V. formulation later this year.

Financial Results

Cash Position:

Dipexium ended the year on December 31, 2014, with cash totaling $27.0 million compared to $3.9 million for the year ending December 31, 2013. The increase was primarily attributable to the net proceeds of $34.5 million from the Company’s initial public offering. Net cash used in Operating Activities was $11.3 million for the year ended December 31, 2014 versus $2.2 million for the year ended December 31, 2013.

R&D Expenses:

Research and development expenses were $8.9 million for the year ended December 31, 2014 compared to $1.7 million for the year ended December 31, 2013. The increase is primarily due to the Phase 1 and Phase 3 clinical trial costs, as well as increased manufacturing costs related to producing product used in the clinical trials.

G&A Expenses:

General and administrative expenses were $4.7 million for the year ended December 31, 2014 compared to $2.3 million for the year ended December 31, 2013. The increase was primarily due to an increase in compensation related expenses due to an increased number of employees, as well as increases in professional fees and office related expenses.

Net Income/Loss:

Dipexium reported a net loss of $13.6 million or $1.73 per diluted share for the year ended December 31, 2014 compared to a net loss of $4.0 million or $0.87 per diluted share for the year ended December 31, 2013.

Dipexium received gross proceeds of $37.9 million from its March 2014 initial public offering, with net proceeds of $34.5 million. The Company had 8,538,329 shares outstanding as of December 31, 2014.

Conference Call & Webcast Information

Dipexium will host a conference call today beginning at 8:30 a.m. Eastern Time, during which management will discuss Dipexium’s financial results and recent developments. Access to the live call is available by dialing 877-407-8012 (U.S. & Canada) or 412-902-1013 (international) five minutes prior to the start of the call. A live and archived audio webcast of the conference call can be accessed through the Investor Relations section of the Company’s website at www.dipexiumpharmaceuticals.com, under the IR Calendar tab. The archived webcast will remain available on the Company’s website for 90 days following the call.

About Dipexium Pharmaceuticals

Dipexium Pharmaceuticals, Inc. (NASDAQ: DPRX) is a late-stage pharmaceutical company focused on the development and commercialization of Locilex® (pexiganan cream 0.8%), a novel, broad spectrum, topical antibiotic peptide. Initially, Locilex is targeted for the treatment of mild infections of diabetic foot ulcers. Based on a compilation of available clinical and microbiology data, Locilex is also considered a promising product candidate to treat other mild and moderate skin and skin structure infections, including infected decubitus ulcers, infected burns, infected surgical wounds and nasal colonization of methicillin-resistant staphylococcus aureus (MRSA). For more information, visit www.dipexiumpharmaceuticals.com.

Forward-Looking Statements

This press release may contain, in addition to historical information, forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements may include statements relating to our anticipated clinical and regulatory development; European Development, I.V. formulation, cash position; cash flows; business strategies and initiatives; and other matters. We have based these forward-looking statements on the assumptions, expectations and projections about future events that we hold at the time the statements are made. We use words like “believe,” “anticipate,” “intend,” “estimate,” “expect,” “project” and similar expressions to identify forward-looking statements, although not all forward-looking statements contain these words. These forward-looking statements are necessarily estimates reflecting the best judgment of our senior management and involve a number of risks and uncertainties that could cause actual results to differ materially from those suggested by the forward-looking statements.

Investors should consider the information contained in our filings with the U.S. Securities and Exchange Commission (the “SEC”), including our Annual Report on Form 10-K, especially in the “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Risk Factors” sections, our most recent Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and our Current Reports on Form 8-K. Other unknown or unpredictable factors also could have material adverse effects on our future results, performance or achievements. In light of these risks, uncertainties, assumptions and factors, the forward-looking events discussed in this press release may not occur. You are cautioned not to place undue reliance on these forward-looking statements, which reflect our beliefs at the time the statements are made.

We do not undertake any obligation to update or revise publicly any forward-looking statements, whether as a result of new information, future events or otherwise, nor any other information provided in a conference call, webcast, news release, SEC filing or website.

DIPEXIUM PHARMACEUTICALS, INC.

BALANCE SHEETS

December 31, 2014 and 2013

	2014	2013
ASSETS

CURRENT ASSETS
Cash	$27,040,325	$3,861,145
Prepaid Expenses	120,128	46,094
TOTAL CURRENT ASSETS	27,160,453	3,907,239

OTHER ASSETS
Security Deposit	49,385	—
Deferred Initial Public Offering costs	—	122,826
TOTAL OTHER ASSETS	49,385	122,826

TOTAL ASSETS	$27,209,838	$4,030,065

LIABILITIES AND MEMBERS’ AND SHAREHOLDERS’ EQUITY

CURRENT LIABILITIES
Accounts Payable and Accrued Expenses	$1,260,598	$823,834
TOTAL LIABILITIES	1,260,598	823,834

COMMITMENTS AND CONTINGENCIES

MEMBERS’ AND SHAREHOLDERS’ EQUITY
Members’ Equity	—	3,206,231
Common Stock: $.001 par value, 30,000,000 shares authorized, 8,538,329 shares issued and outstanding at December 31, 2014	8,538	—
Additional paid-in capital	48,259,451	—
Accumulated deficit	(22,318,749)	—
TOTAL MEMBERS’ AND SHAREHOLDERS’ EQUITY	25,949,240	3,206,231

TOTAL LIABILITIES AND MEMBERS’ AND SHAREHOLDERS’ EQUITY	$27,209,838	$4,030,065

DIPEXIUM PHARMACEUTICALS, INC.

STATEMENTS OF OPERATIONS

Years Ended December 31, 2014 and 2013

	Years Ended December 31,
	2014	2013
REVENUES	$—	$—

EXPENSES

OPERATING EXPENSES
Research and Development Expenses	8,898,280	1,729,540
General and Administrative Expenses	4,682,704	2,284,080

TOTAL OPERATING EXPENSES	13,580,984	4,013,620

LOSS FROM OPERATIONS	(13,580,984)	(4,013,620)

NET LOSS	$(13,580,984)	$(4,013,620)

LOSS PER SHARE
Basic and diluted net loss per common share/units	$(1.73)	$(0.87)

Weighted average common shares/units outstanding basic and diluted	7,850,350	4,623,861

Company Contacts:

David P. Luci
President & Chief Executive Officer
Dipexium Pharmaceuticals, Inc.
212-269-2834
info@dipexium.com

David Garrett
Vice President, Finance & Corporate Development
Dipexium Pharmaceuticals, Inc.
212-269-2834
info@dipexium.com

© 2015 Dipexium Pharmaceuticals, Inc. All rights reserved.